Exhibit (j)(1)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2023, relating to the financial statements and financial highlights of Beacon Accelerated Return Strategy Fund, Beacon Planned Return Strategy Fund, Carret Kansas Tax-Exempt Bond Fund, Clarkston Partners Fund, Clarkston Fund, Clarkston Founders Fund, Brigade High Income Fund, Seven Canyons Strategic Global Fund, Seven Canyons World Innovators Fund, and Hillman Value Fund, each a series of ALPS Series Trust, for the year or period ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 26, 2024